February 23, 2015

James E. Evans
American Financial Group, Inc.
Great American Insurance Group Tower
301 East Fourth Street
Cincinnati, Ohio 45202

RE:    Consulting Agreement

Dear Jim:

This letter (“Agreement”) amends and restates, through a one-year extension, our agreement dated August 19, 2013 concerning your transition from an officer and employee of American Financial Group, Inc. (“AFG”) to that of executive consultant to AFG effective January 1, 2014, and our mutual desire to have you continue to serve AFG as a member of our Board of Directors.

To that end, you and the Company hereby agree as follows:
1.Consulting Arrangement. Beginning on January 1, 2014 and continuing through December 31, 2017 (the “Consulting Period”), you agree to provide consulting services as provided herein to AFG and any related organizations, including, without limitation, any and all subsidiaries and affiliates of American Financial Group, Inc. and their officers and directors (collectively, the “Company”), making yourself available to answer questions and consult with the Company upon reasonable request. You further agree to use your best efforts to make yourself available at reasonable times and for reasonable periods of time thereafter if your cooperation is required or requested to assist the Company in connection with litigation or regulatory inquiries relating to matters arising while you were an officer of the Company. During the Consulting Period, you will be provided with office space, administrative assistance, parking, conference and dining services and equipment necessary to fulfill your responsibilities under this paragraph. In consideration of your willingness to provide these consulting services, you will be paid a consulting fee (“Consulting Fee”) of $350,000 per year, paid in equal quarterly installments of $87,500 on January 1, April 1, July 1 and October 1 during 2014, 2015, 2016 and 2017. As an independent consultant during the Consulting Period, you will bear responsibility for all applicable taxes, including without limitation, the federal self-employment tax and withholding for federal income taxes and Social Security.

During the Consulting Period, you are free to perform services for other parties while performing services for AFG, provided it is not in conflict with the work done for, or the material businesses of, AFG and its subsidiaries and affiliates.

2.Service as a Director. While your employment with the Company ended on December 31, 2013, you continue to serve on the Board of Directors as a non-management director of AFG. In connection with your Board service, you will be paid the same directors’ fees as other non-management directors. Although I anticipate that the Corporate Governance Committee of the Board of Directors will continue to nominate you for election by our shareholders, to the extent that your Board service during the Consulting Period ceases, other than as a result of your death, your Consulting Fee will be increased by $40,000 per quarter for the remaining portion of the Consulting Period. Consistent with our discussions, AFG has no objection to you serving as a director of up to two additional public companies unaffiliated with AFG or as a director or trustee of charitable organizations, so long as such service does not interfere with your responsibilities as a consultant to AFG.

3.Releases. In exchange for the consideration provided in this Agreement, you, on your behalf and on behalf of your heirs, executors, administrators and assigns, hereby irrevocably and unconditionally waive, release, acquit and forever discharge the Company from any and all claims, obligations, administrative actions, damages, suits and expenses of any nature whatsoever, known or unknown, that exist or could exist, through the Effective Date (as defined below) and arising out of your employment relationship with the Company or the termination of your employment with the Company. Released claims include, without limitation, any and all claims arising under federal, state or local laws, including, without limitation, claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Employee Retirement Income Security Act, any other federal, state or local law prohibiting employment discrimination or harassment or otherwise regulating wages, hours or working conditions, and any and all claims under the common law for breach of express or implied contract, violation of the covenant of good faith and fair dealing, violation of public policy, defamation, retaliatory or wrongful termination, punitive damages, claims under any employee stock plan in which you participated; claims of contract and quasi-contract; and claims of tortious conduct, wrongful discharge, and whistle-blowing. Notwithstanding, this release does not apply to any claim you may have to your potential 2013 bonus award and vested retirement benefits, including equity awards, 401(k) Retirement and Savings Plan and Auxiliary RASP amounts and any deferred compensation account balance. Further, nothing in this Agreement shall limit your contractual or other claims to indemnification or insurance coverage as an executive officer, director, consultant or designated representative of the Company or as a member of the Company’s 401(k) Retirement and Savings Plan Administrative Plan Committee.

The Company hereby releases you (including your heirs, executors, administrators and assigns) from any and all claims, obligations, administrative actions, damages, suits and expenses of any nature whatsoever that exist or could exist through the Effective Date; provided; however, the Company is not releasing you from any claim or right that the Company (or any insurer, executive, employee or shareholder of the Company) has or may have against you (a) arising from or relating to any criminal act committed by you; (b) arising under the Sarbanes-Oxley Act for any accounting restatement resulting from misconduct by you; (c) for any insider trading by you in Company securities; (d) for any fraudulent conduct or willful dishonesty by you; (e) for any intentional tort committed by you; or (f) for liability to the Company arising from actions or inactions that you participated in, but the Company failed to discover, before the Effective Date of this Agreement because you either willfully failed to disclose or deliberately concealed from the Company such actions or inactions.
4.Notice; Effective Date. In addition, you hereby release and agree not to bring any legal action or claim arising from or by reason of your employment or termination of employment under the Age Discrimination in Employment Act. In this regard, we are required to advise you in writing to consult an attorney prior to signing this Agreement. In addition, you have 21 days from the date of your receipt of this letter in which to consider this Agreement and whether you wish to enter into it, and, pursuant to Paragraph 4, waive and release any claim you have against the Company. Further, you have seven days following the date on which you sign below to revoke this Agreement by providing written notice to me at the address on the last page of this Agreement. This Agreement will become effective at the end of this seven-day period (the “Effective Date”).

5.Applicable Law. This Agreement is made and entered into in the State of Ohio, and shall in all respects be interpreted, enforced and governed by the laws of the State of Ohio.

6.Binding On Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties and their heirs, legal representatives, executors, administrators, successors and permitted assigns. All items of this Agreement shall survive a change in control of the Company. Neither party may assign or transfer this Agreement, or any rights or obligations hereunder, without the prior written consent of the other party, which consent will not be unreasonably withheld.

Jim, if after review of this Agreement, you find that it accurately and completely sets forth the agreement between you and the Company, please sign and date it in the presence of a witness and return the original to me.
Very truly yours,
AMERICAN FINANCIAL GROUP, INC.

By: /s/ S. Craig Lindner
S. Craig Lindner
Co-Chief Executive Officer

ACCEPTED AND AGREED:

/s/ James E. Evans
     James E. Evans

February 26, 2015
     Date